Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Proxy Statement/Prospectus constituting parts of the Pre-Effective
Amendment No. 1 to the registration statement on Form N-14 of our reports dated August 17, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Reports to Shareholders of the PIMCO Emerging Markets Fund and PIMCO International Developed Fund, each a series of PIMCO Funds: Multi-Manager Series, which are also incorporated by reference into the registration statement. We also consent to the references to us under the headings "Financial Statements" and
 "Independent Accountants" in the Proxy Statement/Prospectus.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Kansas City, Missouri

February 8, 1999